Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(in thousands, except ratio data)

	Three Months Ended	Year ended December 31,
	March 31,
	2004	2003	2002	2001	2000	1999
Income Before Minority Interests	$5,399	$12,058	$10,990	$18,396	$16,731	$15,545
Add:
Distributed Income of Equity Investees	324	656	719	803	302	287
Fixed Charges and Preferred Dividends Excluding Capitalized Interest	8,386	31,947	27,724	29,866	31,289	28,983
Amortization of Capitalized Interest	31	111	79	53	39	8
Equity in Loss of Equity Investees	—	—	—	—	—	204
Deduct:
Gain on Sale of Real Estate		(263)	—	(5,550)	(3,795)	(974)
Preferred Dividends	(594)	(2,375)	(1,151)	(3,360)	(3,360)	(3,407)
Equity in Earnings of Equity Investees	(69)	(252)	(790)	(813)	(198)	—

	$13,477	$41,882	$37,571	$39,395	$41,008	$40,646

Fixed Charges:
Interest Expense including Amortization of Debt Costs	$7,755	$29,432	$26,429	$26,332	$27,756	$25,421
Capitalized Interest	231	586	1,243	348	1,310	1,694
Interest Factor in Rental Expense	37	140	144	174	173	155

Total Fixed Charges	$8,023	$30,158	$27,816	$26,854	$29,239	$27,270
Preferred Stock Dividends	594	2,375	1,151	3,360	3,360	3,407

Total Fixed Charges and Preferred Dividends	$8,617	$32,533	$28,967	$30,214	$32,599	$30,677

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	1.6	1.3	1.3	1.3	1.3	1.3

				Three Months Ended March	Year ended December 31,
	Property	G/L acct	Jobcode	2004	2003	2002	2001	2000	1999
Land lease	460-01	8150		3,000.00	12,000.00	12,000.00	12,000.00	12,000.00	12,000.00
Land lease	480-01	8150		—	—	10,388.00	99,780.00	99,780.00	99,780.00
Rental expense	675-01	7500		91,052.00	364,313.00	363,986.00	364,945.00	362,931.00	308,269.00
	675-01	7750
	675-01	8100	Copier	15,787.00	43,196.00	44,468.00	43,817.00	43,149.00	43,633.00

Total rental expense				109,839.00	419,509.00	430,842.00	520,542.00	517,860.00	463,682.00

Interest factor				33%	33%	33%	33%	33%	33%
Interest factor in rental expense				36,613.00	139,836.33	143,614.00	173,514.00	172,620.00	154,560.67

Rounded				37	140	144	174	173	155